Exhibit 5.1

July 2, 2021

RichSpace Acquisition Corp.

1633 Old Bayshore Highway, Suite 280

Burlingame, CA 94010

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to RichSpace Acquisition Corp., a Cayman Island exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 4,000,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), one-half of one redeemable warrant (collectively, the “Warrants”), each one warrant entitling its holder to purchase one Class A Ordinary Share; (ii) up to 6,000,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Class A Ordinary Shares and Warrants issued as part of the Units and Over-Allotment Units; and (iv) all Class A Ordinary Shares issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Warrants, the Units and the Over-Allotment Units contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that

1.	When the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the offering is completed as contemplated by the Registration Statement, such Units will be legally binding obligations of the Company, enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement; and (e) with respect to the Class A Ordinary Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Class A Ordinary Shares, future issuances of securities, including the Class A Ordinary Shares, of the Company and/or adjustments to outstanding securities, including the Warrants underlying the Units, of the Company may cause the number of shares of Class A Ordinary Shares underlying the Units, including the Class A Ordinary Shares issuable upon exercise of the Warrants underlying the Units, to exceed the number that remain authorized but unissued.

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2.	The Warrants (including the Warrants issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when duly executed and authenticated in accordance with the terms of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”), and when issued, delivered and paid for, as contemplated by the Registration Statement and the final prospectus, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing; (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

HUNTER TAUBMAN FISCHER & LI LLC

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1450 Broadway, 26th Floor - New York, NY 10018 | Office: (212) 530-2210 | Fax: (212) 202-6380